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Exhibit 21.1

FOREST OIL CORPORATION
List of Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction in Which Organized
Canadian Forest Oil, Ltd.	Alberta

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FOREST OIL CORPORATION List of Subsidiaries of the Registrant